877 North 8th West, Riverton, WY  82501 USA, Ph: (307) 856-9271, Fx: (307) 857-3050, www.usnrg.com

For Immediate Release

U.S. ENERGY CORP. REPORTS SECOND QUARTER 2009 HIGHLIGHTS AND FINANCIAL RESULTS

Second Quarter Operations and Corporate Update Conference Call

RIVERTON, Wyoming – August 10, 2009 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“USE” or the “Company”), a natural resources exploration and development company with interests in molybdenum, oil and gas, geothermal, and real estate assets, today reported highlights and financial results for the six months ended June 30, 2009.

Selected Highlights for the Second Quarter of 2009 and Period Subsequent to June 30, 2009

•	Entered into three oil and gas participation agreements with Houston Energy L.P.

•	Drilled three wells with Houston Energy L.P., two wells deemed commercially viable, one well deemed non-productive.

•	Production from successful wells expected to come on line 3rd and 4th quarters 2009.

•	Initiated geothermal temperature gradient drilling program with Standard Steam Trust, LLC.

•	Acquired 22,033 acres of additional geothermal leases with Standard Steam Trust, LLC.

•	Revenues for the six months and quarter ended June 30, 2009 increased by $2,329,000 $1,065,000, respectively over the same periods of 2008.

Conference Call

The Company has scheduled a conference call to update shareholders and analysts on the Company's recent operational progress and to provide a corporate update.

Second Quarter Operations and Corporate Update Conference Call

When:  Wednesday August 12th at 10:00 AM MST (12:00 PM EST).

Dial-In Number:  (877) 856-1958 (within U.S. and Canada), (719) 325-4768 (International).

Replay Number:  (888) 203-1112 (within U.S. and Canada), (719) 457-0820 (International).

ID Number:  3184454.  The replay will be available starting at approximately 1:00 PM MST (3:00 PM EST) and will be available for 3 days through Midnight, Friday, August 14th.

Press Release
August 10, 2009

Webcast:  Investors are also invited to listen to a live and/or archived webcast of U.S. Energy Corp.'s quarterly conference call at http://investor.usnrg.com/events.cfm.  The webcast replay will be available for one year.

To view the Company's Financial Statements and Management's Discussion and Analysis, please see the Company's Second Quarter 2009 10-Q Filing which is available at www.sec.gov and www.usnrg.com.

Financial Highlights

The following table sets forth selected financial information for the six months ended June 30, 2009, 2008 and 2007:

(Unaudited)
(Amounts in thousands, except per share amounts)

	June 30,	December 31,
	2009	2008
Balance Sheet:
Current assets	$50,831	$72,767
Current liabilities	$1,547	$19,983
Working capital	$49,284	$52,784
Total assets	$118,098	$142,631
Long-term obligations	$1,657	$1,870
Shareholders' equity	$106,161	$111,833

	For the six months through June 30,
	2009	2008
Income Statement:
Operating revenues	$2,807	$478
Loss from continuing operations	$(5,612)	$(5,268)
Other income & expenses	$(43)	$714
Income taxes	$423	$1,378
Discontinued operations	$-	$(290)
Net income/(loss)	$(5,232)	$(3,466)
Net income/(loss) per share
Basic	$(0.24)	$(0.15)
Diluted	$(0.24)	$(0.15)
Shares outstanding
Basic	21,481,944	23,682,357
Diluted	21,481,944	23,682,357

Press Release
August 10, 2009

In addition to this summary of selected financial information, the Company had $2.0 million in cash and cash equivalents and $40.9 million in U.S. Government Treasuries at June 30, 2009.  These balances total $42.9 million or $2.02 per outstanding common share at June 30, 2009.  Working capital at June 30, 2009 was $49.3 million compared with $52.8 million at December 31, 2008.

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About U.S. Energy Corp.

U.S. Energy Corp. is a diversified natural resource company with interests in molybdenum, oil and gas, geothermal and real estate assets.  The Company is headquartered in Riverton, Wyoming, and its common stock is listed on The NASDAQ Capital Market under the symbol “USEG”.

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Disclosure Regarding Mineral Resources Under SEC and Canadian Regulations; and Forward-Looking Statements

The Company owns or may come to own stock in companies which are traded on foreign exchanges, and may have agreements with some of these companies to acquire and/or develop the Company’s mineral properties.  An example is Sutter Gold Mining Inc.  These other companies are subject to the reporting requirements of other jurisdictions.

United States residents are cautioned that some of the information available about our mineral properties, which is reported by the other companies in foreign jurisdictions, may be materially different from what the Company is permitted to disclose in the United States.

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," or similar expressions.  These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital, competitive factors, and other risks.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

For further information on the differences between the reporting limitations of the United States, compared to reports filed in foreign jurisdictions, and also concerning forward-looking statements, please see the Company’s Form 10-K (“Disclosure Regarding Forward-Looking Statements”; “Disclosure Regarding Mineral Resources under SEC and Canadian Regulation”; and “Risk Factors”); and similar disclosures in the Company’s Forms 10-Q.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com

Nick Hurst
The Equicom Group
Investor Relations
1-403-538-4845
nhurst@equicomgroup.com